Exhibit 99.14

Jonathan Milner issues Open Letter to shareholders of Abcam plc

Highlights Abcam Board’s track record of failing to pursue strategic M&A opportunities and lack of incentive to drive share performance

Urges all ADS shareholders to vote ‘FOR’ all of Milner’s proposals on the BLUE proxy card by 10am EST on 6 July 2023 ahead of the Extraordinary General Meeting on 12 July 2023

CAMBRIDGE, England, 23 June 2023 – Jonathan Milner, the founder and one of the largest investors in Abcam plc (“Abcam” or the “Company”) (NYSE: ABCM) with ownership of 6.3% of the Company, has today issued an open letter to the Company’s shareholders in response to the Company’s recent disclosures about strategic interest and false claims that Jonathan Milner would be hostile to strategic opportunities.

As a reminder – ADS shareholders can direct the voting of their shares now, and the deadline for ADS shareholders to provide instructions to intermediaries and record your proxy vote is 10 am (New York Time) on 6 July 2023.

The full text of the letter follows:

Dear Fellow Abcam Shareholders

I want to draw your attention to tactics the entrenched Abcam Board and management team have employed since my recent efforts to restore financial and operational performance and maximize value for all shareholders. The significant share price rise caused by my recent involvement underlines my view that there is an urgent need for change at Abcam.

The Company recently said it has received “strategic inquiries from multiple parties over recent weeks” and implied that I would be hostile to such opportunities. Those contentions about me are utterly wrong. As a 6.3% shareholder in the Company, I would benefit from a sale at a favourable price. If elected, I will seek to create a strategic review committee to explore M&A opportunities. Conversely, the current Board owns almost no Company equity, has a reputation in the industry for rebuffing strategic advances, and I believe its entrenched members are more interested in keeping their seats than exploring strategic options.

The Company’s claims about “strategic inquiries” are a blatant and desperate attempt to derail a proxy challenge. If you want the Company to provide return on your investment through a strategic transaction, you should vote FOR the proposals, not against them.

Shareholders deserve a Board that will act in the best interests of all shareholders to maximise the Company’s value – ADS Shareholders should URGENTLY USE THEIR ADS VOTE INSTRUCTION FORM TO VOTE IN SUPPORT OF ALL PROPOSALS to protect the value of their investment.

Abcam has long been an M&A target

Abcam is an outstanding company in a growing market and as such should command a significant premium. However, Abcam’s current weaknesses at the Board and management level have resulted in a lack of focus and significant share price underperformance.

Abcam’s incumbent directors are not incentivised to drive a deal at the right price

The current Board and management team are not incentivised to drive shareholder value. The Board and management own less than 1% of Abcam combined, and CEO Alan Hirzel has a discretionary “good leaver” provision in his contract under Sally Crawford’s Remuneration Committee that is not reliant on improving share performance. These are conditions that induce a Board to resist a sale, not seek one out and negotiate it diligently.

I strongly believe that without my intervention, the Company’s approach to financial and operational performance would continue to decline further destroying shareholder value. By adopting the proposals we strengthen Abcam’s position to negotiate a strategic transaction.

If I am voted back on to the Company’s Board, I fully intend to lead a Strategic Review Committee of independent directors which would ensure M&A opportunities are looked at thoroughly and the Company appropriately acts to maximise shareholder value.

Board increasingly lacks a shareholder mindset

Abcam has long been an M&A target, but the lack of shareholder mindset has resulted in an extensive track record of failing to pursue strategic M&A opportunities.

It is frustrating that shareholders have had to endure significant share price depletion while the management team at Abcam has paid themselves so handsomely. Clearly, management has an incentive to stay entrenched rather than create shareholder value.

In their Circular on 16 June, Abcam asserted that recent M&A enquiries were likely due to the recent publicity around the upcoming extraordinary general meeting (EGM). While my calling of an EGM shone a light on the material weaknesses and no doubt increased interest in the Company, the share price increased, which I interpret to show confidence in the promise of my return to the Board and in my plan for value creation. The Board and management are now attempting to use M&A as a distraction. With essentially no shareholder representation at Board level, there is no incentive for them to act in the best interests of shareholders including, but not limited to, engaging with potential bidders. Moreover, the Board and management’s record of poor execution has undoubtedly adversely impacted the quality and quantity of any bids for the Company.

I will work with the Board on M&A to achieve the best value

To the detriment of shareholders, the Board has contended that I would oppose an M&A process if I was re-elected onto the Board. This is simply untrue. As noted above, I would benefit from a successful sale. Rest assured, I would support any sale or merger of Abcam that maximises value for all shareholders. Shareholders deserve a Board that will take the steps to realise shareholder value. Should I be elected Executive Chairman, I would make sure the Board engages productively with qualified bidders. I believe that the Board needs a major shareholder at the table to hold the Board and management accountable. A successful acquisition at an attractive price is far more likely if I am elected to the Board than if I am not.

My efforts to restore financial and operational performance and plan to maximise value for all shareholders are not only a defence against low M&A offers, but a commitment to act in the best interests of all shareholders. Should an acquisition be the best path forward for Abcam to cement itself as the world leader in antibodies and protein research tools, I will work with the Board to make that happen.

Vote to support my plan for value creation

I implore shareholders to not be misled by the entrenched Board and elect me to the position of Executive Chairman and vote for the proposals outlined below.

The proposals include:

1.	The removal of Peter Allen, Michael Baldock, and Sally Crawford from office as Directors of the Company
2.	The removal of any Director of the Company appointed after the Company’s receipt of the request to convene an EGM and before the occurrence of the meeting
3.	The election of Jonathan Milner as a Director and appointment as Executive Chairman of the Board
4.	A shareholder resolution to the Board to conduct a thorough search for candidates and appoint at least two other independent, highly qualified Directors to the Board promptly after the meeting
5.	Company reimbursement of expenses of Jonathan Milner and affiliates incurred in connection with the foregoing matters

Thank you for your support and consideration. For more information please visit https://abcamfocus.com/.

Best,

Jonathan Milner

ADS SHAREHOLDERS ARE URGENTLY ENCOURAGED TO USE THEIR ADS VOTE INSTRUCTION FORM TO VOTE IN SUPPORT OF ALL PROPOSALS.

TIME IS SHORT!

WHILE THE EGM HAS BEEN SET BY THE COMPANY FOR JULY 12, 2023,

THE DEADLINE FOR ADS SHAREHOLDERS TO RECORD YOUR PROXY VOTE IS

10AM EST, JULY 6, 2023.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH EXECUTING YOUR PROXY PLEASE CONTACT:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders in North America call: (877) 797-1153

Shareholders outside North America call: (781) 575-2137

By Email: FocusAbcam@Georgeson.com

Ends

Contacts

Jonathan Milner

https://abcamfocus.com/

Investor contact

Georgeson LLC

William P. Fiske

+1 212 440 9128

FocusAbcam@Georgeson.com

International PR advisers

US

ICR

+1 646 677 1811

FocusAbcam@icrinc.com

Europe

Consilium Strategic Communications

+44 203 709 5700

Focusabcam@consilium-comms.com

IMPORTANT ADDITIONAL INFORMATION

THIS DOCUMENT HAS BEEN ISSUED BY DR. JONATHAN MILNER ("DR. MILNER").

DR. MILNER PUBLISHED A PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD ON JUNE 5, 2023 TO BE USED TO SOLICIT VOTES IN SUPPORT OF THE PROPOSALS THAT WILL BE PRESENTED FOR SHAREHOLDER VOTE AT THE UPCOMING EXTRAORDINARY ANNUAL MEETING OF STOCKHOLDERS OF ABCAM PLC (THE "COMPANY").

DR. MILNER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ONLINE ON THE WEBSITE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV AND ON A WEBSITE HOSTED BY DR. MILNER TO PROVIDE INFORMATION TO SHAREHOLDERS ABOUT THE EXTRAORDINARY GENERAL MEETING AT WWW.ABCAMFOCUS.COM. HOLDERS OF COMPANY SECURITIES ALSO SHOULD RECEIVE COPIES OF THE PROXY STATEMENT AND PROXY CARD BY MAIL, AND COPIES WILL BE PROVIDED AT NO CHARGE UPON REQUEST MADE TO DR. MILNER’S PROXY SOLICITOR, GEORGESON, BY EMAIL TO FOCUSABCAM@GEORGESON.COM OR BY PHONE TO (877) 797-1153 FROM NORTH AMERICA OR TO (781) 575-2137 FROM ELSEWHERE.

THIS DOCUMENT IS FOR DISCUSSION AND INFORMATIONAL PURPOSES ONLY. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF DR. MILNER AS OF THE DATE HEREOF. DR. MILNER RESERVES THE RIGHT TO CHANGE ANY OF HIS OPINIONS EXPRESSED HEREIN AT ANY TIME AND FOR ANY REASON AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO CORRECT, UPDATE OR REVISE THE INFORMATION CONTAINED HEREIN OR TO OTHERWISE PROVIDE ANY ADDITIONAL MATERIALS. SUBJECT TO THE FOREGOING, AND AS SET FORTH BELOW, DR. MILNER INTENDS TO MAKE AVAILABLE AT AN APPROPRIATE TIME ADDITIONAL INFORMATION ABOUT THE EXTRAORDINARY GENERAL MEETING INCLUDING HOW TO VOTE AT SUCH MEETING.

DR. MILNER HAS INVESTMENTS IN THE COMPANY WHICH ARE DISCLOSED IN THE PROXY STATEMENT AND OTHER PROXY MATERIALS, AND CONSEQUENTLY HAS A FINANCIAL INTEREST IN THE PROFITABILITY OF HIS POSITIONS IN THE COMPANY. ACCORDINGLY THIS DOCUMENT SHOULD NOT BE REGARDED AS IMPARTIAL. NOTHING IN THIS DOCUMENT SHOULD BE TAKEN AS ANY INDICATION OF DR. MILNER 'S CURRENT OR FUTURE TRADING OR VOTING INTENTIONS AND/OR ACTIVITIES WHICH MAY CHANGE AT ANY TIME.

CERTAIN INFORMATION IN THIS DOCUMENT IS BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO THE COMPANY, INCLUDING PUBLIC FILINGS AND DISCLOSURES MADE BY THE COMPANY AND OTHER SOURCES, AS WELL AS DR. MILNER'S ANALYSIS OF SUCH PUBLICLY AVAILABLE INFORMATION. DR. MILNER HAS RELIED UPON AND ASSUMED, WITHOUT INDEPENDENT VERIFICATION, THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION, AND NO REPRESENTATION OR WARRANTY IS MADE THAT ANY SUCH DATA OR INFORMATION IS COMPLETE OR ACCURATE. DR. MILNER RECOGNISES THAT THERE MAY BE CONFIDENTIAL OR OTHERWISE NON-PUBLIC INFORMATION WITH RESPECT TO THE COMPANY THAT COULD ALTER THE OPINIONS OF DR. MILNER WERE SUCH INFORMATION KNOWN.

NO REPRESENTATION, WARRANTY OR UNDERTAKING, EXPRESS OR IMPLIED, IS GIVEN AND NO RESPONSIBILITY OR LIABILITY OR DUTY OF CARE IS OR WILL BE ACCEPTED BY DR. MILNER CONCERNING: (I) THIS DOCUMENT AND ITS CONTENTS, INCLUDING WHETHER THE INFORMATION AND OPINIONS CONTAINED HEREIN ARE ACCURATE, FAIR, COMPLETE OR CURRENT; (II) THE PROVISION OF ANY FURTHER INFORMATION, WHETHER BY WAY OF UPDATE TO THE INFORMATION AND OPINIONS CONTAINED IN THIS DOCUMENT OR OTHERWISE TO THE RECIPIENT AFTER THE DATE OF THIS DOCUMENT; OR (III) THAT DR. MILNER'S INVESTMENT PROCESSES OR INVESTMENT OBJECTIVES WILL OR ARE LIKELY TO BE ACHIEVED OR SUCCESSFUL OR THAT DR. MILNER'S INVESTMENTS WILL MAKE ANY PROFIT OR WILL NOT SUSTAIN LOSSES. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS. TO THE FULLEST EXTENT PERMITTED BY LAW, DR. MILNER WILL NOT BE RESPONSIBLE FOR ANY LOSSES, WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL, INCLUDING LOSS OF PROFITS, DAMAGES, COSTS, CLAIMS OR EXPENSES RELATING TO OR ARISING FROM THE RECIPIENT'S OR ANY PERSON'S RELIANCE ON THIS DOCUMENT.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE INFORMATION AND OPINIONS INCLUDED IN THIS DOCUMENT CONSTITUTE FORWARD-LOOKING STATEMENTS, INCLUDING ESTIMATES AND PROJECTIONS PREPARED WITH RESPECT TO, AMONG OTHER THINGS, THE COMPANY'S ANTICIPATED OPERATING PERFORMANCE, THE VALUE OF THE COMPANY'S SECURITIES, DEBT OR ANY RELATED FINANCIAL INSTRUMENTS THAT ARE BASED UPON OR RELATE TO THE VALUE OF SECURITIES OF THE COMPANY (COLLECTIVELY, "COMPANY SECURITIES"), GENERAL ECONOMIC AND MARKET CONDITIONS AND OTHER FUTURE EVENTS. YOU SHOULD BE AWARE THAT ALL FORWARD-LOOKING STATEMENTS, ESTIMATES AND PROJECTIONS ARE INHERENTLY UNCERTAIN AND SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, AND OTHER UNCERTAINTIES AND CONTINGENCIES AND HAVE BEEN INCLUDED SOLELY FOR ILLUSTRATIVE PURPOSES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE INFORMATION CONTAINED HEREIN DUE TO REASONS THAT MAY OR MAY NOT BE FORESEEABLE. THERE CAN BE NO ASSURANCE THAT THE COMPANY SECURITIES WILL TRADE AT THE PRICES THAT MAY BE IMPLIED HEREIN, AND THERE CAN BE NO ASSURANCE THAT ANY ESTIMATE, PROJECTION OR ASSUMPTION HEREIN IS, OR WILL BE PROVEN, CORRECT.

THIS DOCUMENT DOES NOT CONSTITUTE (A) AN OFFER OR INVITATION TO BUY OR SELL, OR A SOLICITATION OF AN OFFER TO BUY OR SELL, ANY SECURITY OR OTHER FINANCIAL INSTRUMENT AND NO LEGAL RELATIONS SHALL BE CREATED BY ITS ISSUE, (B) A "FINANCIAL PROMOTION" FOR THE PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, (C)"INVESTMENT ADVICE" AS DEFINED BY THE FCA HANDBOOK, (D) "INVESTMENT RESEARCH" AS DEFINED BY THE FCA HANDBOOK, OR (E) AN "INVESTMENT RECOMMENDATION" AS DEFINED BY REGULATION (EU) 596/2014 AND BY REGULATION (EU) NO. 596/2014 AS IT FORMS PART OF U.K. DOMESTIC LAW BY VIRTUE OF SECTION 3 OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 ("EUWA 2018") INCLUDING AS AMENDED BY REGULATIONS ISSUED UNDER SECTION 8 OF EUWA 2018. THIS DOCUMENT IS NOT (AND MAY NOT BE CONSTRUED TO BE) LEGAL, TAX, INVESTMENT, FINANCIAL OR OTHER ADVICE. EACH RECIPIENT SHOULD CONSULT THEIR OWN LEGAL COUNSEL AND TAX AND FINANCIAL ADVISERS AS TO LEGAL AND OTHER MATTERS CONCERNING THE INFORMATION CONTAINED HEREIN. THIS DOCUMENT DOES NOT PURPORT TO BE ALL-INCLUSIVE OR TO CONTAIN ALL OF THE INFORMATION THAT MAY BE RELEVANT TO AN EVALUATION OF THE COMPANY, COMPANY SECURITIES OR THE MATTERS DESCRIBED HEREIN.

NO AGREEMENT, COMMITMENT, UNDERSTANDING OR OTHER LEGAL RELATIONSHIP EXISTS OR MAY BE DEEMED TO EXIST BETWEEN OR AMONG DR. MILNER AND ANY OTHER PERSON BY VIRTUE OF FURNISHING THIS DOCUMENT. DR. MILNER IS NOT ACTING FOR OR ON BEHALF OF, AND IS NOT PROVIDING ANY ADVICE OR SERVICE TO, ANY RECIPIENT OF THIS DOCUMENT. DR. MILNER IS NOT RESPONSIBLE TO ANY PERSON FOR PROVIDING ADVICE IN RELATION TO THE SUBJECT MATTER OF THIS DOCUMENT. BEFORE DETERMINING ON ANY COURSE OF ACTION, ANY RECIPIENT SHOULD CONSIDER ANY ASSOCIATED RISKS AND CONSEQUENCES AND CONSULT WITH ITS OWN INDEPENDENT ADVISORS AS IT DEEMS NECESSARY.

DR. MILNER HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION CONTAINED HEREIN. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. ALL TRADEMARKS AND TRADE NAMES USED HEREIN ARE THE EXCLUSIVE PROPERTY OF THEIR RESPECTIVE OWNERS.